Exhibit 8.1

June 4, 2015

Teekay Tankers Ltd.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08

Bermuda

Re:	Teekay Tankers Ltd. Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as counsel to Teekay Tankers Ltd., an entity organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), in connection with the offer and sale of shares of Class A common stock of the Company pursuant to a registration statement on Form F-3 dated June 19, 2014 (No. 333-196915) (the “Registration Statement”) and the prospectus supplement dated June 4, 2015 (the “Prospectus Supplement”) for the registration of the sale from time to time of up to $80,000,000 aggregate offering price of shares of Class A common stock of the Company.

You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to prospective common shareholders. In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Registration Statement and the Prospectus Supplement, (ii) the certificate of the Company and certain of its affiliates (the “Tax Certificate”), and (iii) such other documents, certificates, records, statements and representations made by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matter set forth in any of the foregoing.

In addition, we have assumed, with your permission, (i) that the statements and representations concerning the Company and its operations contained in the Registration Statement and the Prospectus Supplement and the statements and representations contained in the Tax Certificate are true, correct and complete and will remain true, correct and complete at all relevant times, (ii) the authenticity of original documents submitted to us and the conformity to the originals of documents submitted to us as copies and (iii) that any statement or representation contained in the Tax Certificate with the qualification “to the knowledge of” or “based on the belief of” or other similar qualification, is true, correct and complete and will remain true, correct and complete at all relevant times, in each case without such qualification.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm our opinions set forth in, and as of the date of, the Registration Statement under the heading “Material United States Federal Income Tax Considerations.”

This opinion addresses only the matters of United States federal income taxation specifically described under the heading “Material United States Federal Income Tax Considerations” in the Registration Statement. This opinion does not address any other United States federal tax consequences or any state, local or foreign tax consequences that may be relevant to prospective shareholders.

Teekay Tankers Ltd.

June 4, 2015 Page 2

We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Prospectus Supplement and to the use of our name under the captions “Legal Matters” and “Material United States Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we admit that we are experts with respect to any part of the Registration Statement or Prospectus Supplement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Perkins Coie LLP

Perkins Coie LLP